EXHIBIT 99.1

Contact: Allen Lyda

Tejon Ranch

(661) 248-3000

FOR IMMEDIATE RELEASE

TEJON RANCH CO. REPORTS

FULL YEAR 2005 NET INCOME OF $1,546,000

TEJON RANCH, California – (BUSINESS WIRE) – March 7, 2006 – Tejon Ranch Co. (NYSE:TRC), today announced that its net income for the full year of 2005 was $1,546,000, or $0.09 per share, compared with net income of $389,000, or $0.03 per share, for the full year of 2004. For the fourth quarter of 2005, there was net income of $1,053,000, or $0.06 per share, compared to net income of $2,005,000, or $0.12 per share, for the fourth quarter of 2004. All per share references in this release are presented on a fully diluted basis.

Revenue from continuing operations during 2005 of $26,360,000 is an increase of $5,448,000, or 26%, when compared to the $20,912,000 of revenue from continuing operations during 2004. Total revenue for 2005, including interest and other income, was $29,309,000 compared to $21,970,000 for 2004. Fourth quarter revenue from continuing operations of $8,717,000 during 2005 declined $641,000 when compared to $9,358,000 of revenue from continuing operations for the fourth quarter of 2004. References to continuing operations refer to activities within our real estate commercial/industrial segment, real estate resort/residential segment, and farming segment.

“We are very pleased with our 2005 performance and our achievements during the year, such as the filing for approvals of Tejon Mountain Village and the progress made in connection with our conservation plans. Our conservation plans, land-use entitlement projects, strong balance sheet, and low cost-basis land are setting the stage for our future growth and the creation of value for our shareholders,” said Robert A. Stine, President and CEO of Tejon Ranch Company.

Net income from continuing operations for 2005 was $1,546,000, or $0.09 per share, compared to a loss from continuing operations of $962,000, or $0.06 per share, and income from discontinued operations of $1,351,000, or $0.09 per share, for the full year of 2004.

Net income from continuing operations for the fourth quarter of 2005 was $1,053,000, or $0.06 per share. This is compared to income from continuing operations of $1,172,000, or $0.07 per share, and income from discontinued operations of $833,000, or $0.05 per share, for the fourth quarter of 2004.

The growth in revenue during 2005 was due to an improvement in revenue from the Company’s farming operations, increased royalties from oil and minerals, and higher leasing revenue. The improvement in farm crop revenue of approximately $2,600,000 is primarily due to higher prices for our almonds, pistachios, and grapes. Royalties from oil and minerals increased $700,000 due to higher prices for oil and cement. Leasing revenue increased approximately $2,000,000 due primarily to higher revenues from the Company’s power plant lease. Oil and mineral royalties and leasing revenue are a part of the real estate commercial/industrial segment. Partially offsetting the improvement in revenue is an increase in expense from continuing operations of $3,439,000. The largest components of the increase in expense for the year are staffing costs of $2,067,000, which includes higher stock compensation expense, marketing and public relations costs of $557,000 related to our development projects, and increased operational costs related to water, repairs and fuel. Staffing costs increased due to increases in staff, higher benefit costs and $879,000 of additional stock compensation cost. During 2004, our shareholders approved a new stock incentive plan that provides for the granting of restricted stock and performance shares based on the achievement of performance and milestone objectives. Stock compensation cost increased during 2005 due to a full year of expense compared to only nine months of expense in 2004.

The decline in fourth quarter 2005 revenue, when compared to 2004, resulted from a reduction of $1,588,000 in farm revenues due to the timing of crop harvests and delivery of crops between the third and fourth quarters of 2005. This reduction in revenue was partially offset by increased oil and mineral royalties and leasing income.

The decline in income from continuing operations of $119,000 during the fourth quarter of 2005 when compared to the same period of 2004, is due to the difference in the timing of revenue recognition described above. Partially offsetting the decreased revenue was an improvement in earnings from joint ventures of $459,000.

The Company expects the variability of its quarterly and annual operating results to continue. Prices received by the Company for many of its products are dependent upon the prevailing market conditions and commodity prices. Many of the Company’s projects, especially in real estate, require a lengthy process to complete the entitlement and development phases before revenue can begin to be recognized. The timing of projects and sales of both real estate inventory and non-strategic assets can vary from year-to-year; therefore it is difficult for the Company to accurately predict quarterly and annual revenues and results of operations. During 2006, the Company expects to continue to invest funds toward the achievement of entitlements for its land and for infrastructure development within its active industrial development. The process of securing entitlements for its land is a long process and could take several years.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors, which could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO. REPORTS 2005 OPERATING RESULTS

TEJON RANCH CO.

YEAR-END EARNINGS RELEASE

2005

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	THREE MONTHS ENDED DECEMBER 31		YEAR ENDED DECEMBER 31
	2005	2004	2005	2004
REVENUES:
Real Estate - Commercial/Industrial	$3,822	$2,875	$13,063	$10,192
Farming	4,895	6,483	13,297	10,720

Revenues from Continuing Operations	8,717	9,358	26,360	20,912
OPERATING PROFITS (LOSSES):
Real Estate - Commercial/Industrial	1,096	649	3,792	2,027
Real Estate - Resort/Residential	(694)	(713)	(2,496)	(1,987)
Farming	2,604	3,668	5,783	3,772

Income from Operating Segments	3,006	3,604	7,079	3,812
Interest Income	777	524	2,565	1,026
Other Income	10	17	384	32
Corporate Expense	(2,621)	(2,557)	(7,881)	(6,623)
Interest Expense	(70)	—	(70)	—

Operating Income(Loss) from Continuing Operations before Equity in Earnings of Unconsolidated Joint Ventures	1,102	1,588	2,077	(1,753)
Equity in Earnings of Unconsolidated Joint Ventures	681	222	423	7

Operating Income(Loss) from Continuing Operations	1,783	1,810	2,500	(1,746)
Income Tax Expense(Benefit)	730	638	954	(784)

Income(Loss) from Continuing Operations	1,053	1,172	1,546	(962)
Income from Discontinued Operations, Net of Applicable Income Taxes	—	833	—	1,351

Net Income	$1,053	$2,005	$1,546	$389

Income(Loss) Per Share From Continuing Operations, Basic	$0.06	$0.07	$0.09	$(0.06)
Income(Loss) Per Share From Continuing Operations, Diluted	$0.06	$0.07	$0.09	$(0.06)
Net Income Per Share, Basic	$0.06	$0.12	$0.09	$0.03
Net Income Per Share, Diluted	$0.06	$0.12	$0.09	$0.03
Average Shares Outstanding, Basic	16,507,512	16,251,345	16,478,105	15,516,954
Average Shares Outstanding, Diluted	16,917,775	16,628,571	16,949,667	15,901,786